CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$4,230,000	$544.82
due 2016

May 2014 Pricing Supplement No. 1,428 Registration Statement No. 333-178081 Dated May 30, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the basket has declined in value, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek exposure to a basket of eight commodities and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of basket.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.  The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	May 30, 2014
Original issue date:	June 4, 2014 (3 business days after the pricing date)
Maturity date:	December 5, 2016
Aggregate principal amount:	$4,230,000
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%	$102.71
	Copper	LOCADY	12%	$6,995.50
	Corn	C1	12%	465.75¢
	RBOB gasoline (“gasoline”)	XB1	12%	$2.9719
	Natural gas	NG1	12%	$4.542
	Soybeans	S 1	12%	1,493.25¢
	Palladium	PLDMLNPM	15%	$836
	Platinum	PLTMLNPM	15%	$1,464
* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices were determined and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Payment at maturity:
▪ If the basket performance factor is greater than 100%, meaning the basket has appreciated in value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the basket performance factor is less than or equal to 100%, meaning the basket has declined in value or not appreciated in value:
$1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Maximum payment at maturity:	$1,310 per PLUS (131% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	300%
Valuation date:	In respect of each basket commodity, November 30, 2016, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity
Interest:	None
CUSIP / ISIN:	61762GBQ6 / US61762GBQ64
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$929.80 per PLUS. See “Investment Summary” on page 2.
	Terms continued on the following page
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per PLUS	$1,000	$22.50	$977.50
Total	$4,230,000	$95,175	$4,134,825
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 28 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 25.
The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012           Prospectus dated November 21, 2011

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) x weighting
Commodity price:
For any trading day:
WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Corn: the official settlement price per bushel of deliverable-grade corn on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
Gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Natural gas: the official settlement price per one million British thermal units of natural gas on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Soybeans:  the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
Palladium: the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
Platinum: the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

Relevant exchange:	WTI crude oil: NYMEX Division Copper: LME Corn: CBOT Gasoline: NYMEX Division Natural gas: NYMEX Division Soybeans: CBOT Palladium: LPPM Platinum: LPPM
Initial basket commodity price:	The commodity price for the applicable basket commodity on the pricing date, as set forth under “Basket—Initial basket commodity price” above.
Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016 (the “PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket commodities that enhances returns for a certain range of positive performance of the basket

▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 2.5 years
Leverage factor:	300%
Maximum payment at maturity:	$1,310 (131% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Basket weighting:	10% for WTI crude oil; 12% each for copper, corn, gasoline, natural gas and soybeans; and 15% each for palladium and platinum
Interest:	None

The original issue price of each PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date is less than $1,000.  We estimate that the value of each PLUS on the pricing date is $929.80.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.

May 2014	Page 3

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance.  In these PLUS, investors are exposed to the performance of a basket of eight commodities.  In exchange for enhanced performance of 300% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $1,310 per PLUS.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the basket has depreciated in value, investors will lose 1% for every 1% decline.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Access
The PLUS offer exposure to a basket composed of WTI crude oil, copper, corn, gasoline, natural gas, soybeans, palladium and platinum, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The basket increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 300% of the increase in the value of the basket, subject to the maximum payment at maturity of $1,310 per PLUS (131% of the stated principal amount).

Downside Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

May 2014	Page 4

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$1,310 per PLUS (131% of the stated principal amount)
Minimum payment at maturity:	None. Investors could lose their entire initial investment in the PLUS.

How it works

▪
Upside Scenario.  If the basket performance factor is greater than 100%, meaning the basket has appreciated in value, investors would receive the $1,000 stated principal amount plus 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, investors would realize the maximum payment at maturity when the basket appreciates by approximately 10.33%.

▪	If the basket appreciates 3%, the investor would receive a 9% return, or $1,090 per PLUS.

▪	If the basket appreciates 15%, the investor would receive only the maximum payment at maturity of $1,310 per PLUS, or 131% of the stated principal amount.

▪
Downside Scenario.  If the basket performance factor is less than 100%, meaning the basket has declined in value, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per PLUS at maturity, or 60% of the stated principal amount.

May 2014	Page 5

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 300%, the maximum payment at maturity of $1,310 per PLUS and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices. The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document. The numbers appearing below may have been rounded for ease of analysis.
Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	10%	$100	$110	+10.0%
Copper	12%	$7,000	$7,350	+5.0%
Corn	12%	500¢	550¢	+10.0%
Gasoline	12%	$3.00	$3.60	+20.0%
Natural gas	12%	$4.00	$4.50	+12.5%
Soybeans	12%	1,500¢	1,650¢	+10.0%
Palladium	15%	$800	$832	+4.0%
Platinum	15%	$1,500	$1,650	+10.0%

Basket percent increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  10%; plus
[(final copper price – initial copper price) / initial copper price]  x  12%; plus
[(final corn price – initial corn price) / initial corn price]  x  12%; plus
[(final gasoline price – initial gasoline price) / initial gasoline price]  x  12%; plus
[(final natural gas price – initial natural gas price) / initial natural gas price]  x  12%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  12%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  15%; plus
[(final platinum price – initial platinum price) / initial platinum price]  x  15%

So, using the final basket commodity prices above:

WTI crude oil =  [($110 - $100 / $100] x 10%  = 1.0%; plus
copper =  [($7,350 - $7,000) / $7,000] x 12%  = 0.6%; plus
corn  =  [(550¢ – 500¢) / 500¢] x 12%  = 1.2%; plus
gasoline =  [($3.60 - $3.00) / $3.00] x 12%  = 2.4%; plus
natural gas =  [($4.50 - $4.00) / $4.00] x 12%  = 1.5%; plus soybeans  =  [(1,650¢ – 1,500¢) / 1,500¢] x 12%  = 1.2%; plus palladium =  [($832 – $800) / $800] x 15%  = 0.6%; plus
platinum =  [($1,650 – $1,500) / $1,500] x 15%  = 1.5%

which equals
basket percentage increase   =   10%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   10%   x   300%   =   $300

Since this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,310 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $300   =   $1,300

May 2014	Page 6

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices. The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document.  The  numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%
Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	10%	$100	$110	+10.0%
Copper	12%	$7,000	$3,500	-50.0%
Corn	12%	500¢	100¢	-80.0%
Gasoline	12%	$3.00	$3.60	+20.0%
Natural gas	12%	$4.00	$4.50	+12.5%
Soybeans	12%	1,500¢	1,800¢	+20.0%
Palladium	15%	$800	$480	-40.0%
Platinum	15%	$1,500	$1,530	+2.0%

Basket performance factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final WTI crude oil price / initial WTI crude oil price)  x  10%; plus
(final copper price / initial copper price)  x  12%; plus
(final corn price / initial corn price)  x  12%; plus
(final gasoline price / initial gasoline price)  x  12%; plus
(final natural gas price / initial natural gas price)  x  12%; plus
(final soybeans price / initial soybeans price)  x  12%; plus
(final palladium price / initial palladium price)  x  15%; plus
(final platinum price / initial platinum price)  x  15%

So, using the final basket commodity prices above:

WTI crude oil =  ($110 / $100) x 10%  = 11.0%; plus
copper =  ($3,500 / $7,000) x 12%  = 6.0%; plus
corn  =  (100¢ / 500¢) x 12%  = 2.4%; plus
gasoline =  ($3.60 / $3.00) x 12%  = 14.4%; plus
natural gas =  ($4.50 / $4.00) x 12%  = 13.5%; plus
soybeans  =  (1,800¢ / 1,500¢) x 12%  = 14.4%; plus
palladium =  ($480 / $800) x 15%  = 9.0%; plus
platinum =  ($1,530 / $1,500) x 15%  = 15.3%

which equals
basket performance factor   =   86%

In the above example, the final basket commodity prices of all the basket commodities except for copper, corn and palladium are each higher than their respective initial basket commodity prices, but the final basket commodity prices of copper, corn and palladium are lower than their respective initial basket commodity prices.  Accordingly, although the final basket commodity prices of 61% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity prices of the other 39% (by weight) of the basket have declined and, because they have declined significantly, their declines more than offset the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value in this example, the payment at maturity per PLUS will equal $1,000 times the basket performance factor; or

May 2014	Page 7

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

($1,000     x     86%)      =      $860

The payment at maturity per PLUS will be $860, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

May 2014	Page 8

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the basket performance factor is less than 100%, meaning the basket has declined in value, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the basket value from its initial value. You could lose your entire initial investment in the PLUS.  See “How the PLUS Work” on page 5 above.

▪
Appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,310 per PLUS (131% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the value of the basket as of the valuation date, because the payment at maturity will be limited to 131% of the stated principal amount for the PLUS, any increase in the value of the basket by more than approximately 10.33% will not further increase the return on the PLUS.

▪
The market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due, if any, on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities. Furthermore, the basket is not equally weighted among the basket commodities.  Decreases in the price of a more heavily weighted basket commodity, such as palladium or platinum, each of which has a 15% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand

May 2014	Page 9

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of the basket commodities and the value of your PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile. See “Basket Overview” beginning on page 16.

▪
Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the PLUS, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

WTI crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

Copper. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

Corn. The price of corn is primarily affected by the global demand for and supply of corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

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Performance Leveraged Upside SecuritiesSM
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Gasoline. RBOB gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity. In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe. Further, as RBOB gasoline is derived from crude oil, the price of crude oil also influences the price of RBOB gasoline.

Natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry. However, because natural gas can be used as a substitute for coal and oil in certain circumstances, the price of coal and oil influence the price of natural gas. The level of global industrial activity influences the demand for natural gas. The demand for natural gas has traditionally been cyclical, with higher demand during the winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the former Soviet Union, the Middle East, Europe and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas, however, is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Soybeans. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and fiscal and monetary issues, more generally. Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Palladium. The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.

Platinum. Since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

stockpiles, as well as the economic situation of the main consuming countries. Platinum is used in a variety of industries and the automotive industry. Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the PLUS.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪
There are risks relating to trading of metals on the London Platinum and Palladium Market.  The prices of platinum and palladium will be determined by reference to the fixing prices reported by the LPPM. The LPPM is a self-regulatory association of bullion market participants. Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum and palladium may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The PLUS have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
The amount payable on the PLUS is not linked to the commodity prices at any time other than the valuation date.  The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity price priors to such drop.  Although the actual commodity prices on the stated maturity date or at other times during the term of the PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

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Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time.  The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease

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Performance Leveraged Upside SecuritiesSM
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doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”), has determined the initial basket commodity price of each basket commodity, will determine the final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪
Legal and regulatory changes could adversely affect the return on and value of the PLUS.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket commodity prices of the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Overview

The basket is a weighted basket composed of eight commodities.

Basket commodity information as of May 30, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	$102.71	$93.61	$110.53 (on 9/8/2013)	$91.66 (on 1/9/2014)	10%
Copper	LOCADY	$6,995.50	$7,245.50	$7,439.50 (on 1/2/2014)	$6,434.50 (on 3/20/2014)	12%
Corn	C1	465.75¢	654.25¢	412.00¢ (on 11/18/2013)	716.75¢ (on 7/11/2013)	12%
RBOB gasoline (“gasoline”)	XB1	$2.9719	$2.8125	$3.1343 (on 7/16/2013)	$2.5031 (on 11/7/2013)	12%
Natural gas	NG1	$4.542	$4.023	$6.149 (on 2/19/2014)	$3.230 (on 8/9/2013)	12%
Soybeans	S 1	1,493.25¢	1,495.75¢	1,613.25¢ (on 7/9/2013)	1,259.25¢ (on 11/5/2013)	12%
Palladium	PLDMLNPM	$836.00	$754.00	$838.00 (on 5/28/2014)	$643.00 (on 6/27/2013)	15%
Platinum	PLTMLNPM	$1,464.00	$1,464.00	$1,546.00 (on 8/27/2013)	$1,317.00 (on 6/28/2013)	15%
* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices were determined and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2009 through May 30, 2014 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2009 through May 30, 2014

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2009 through May 30, 2014.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on May 30, 2014 were, in the case of WTI crude oil, $102.71, in the case of copper, $6,995.50, in the case of corn, 465.75¢, in the case of gasoline, $2.9719, in the case of natural gas, $4.542, in the case of soybeans, 1,493.25¢, in the case of palladium, $836 and in the case of platinum, $1,464.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you do not suffer a loss on your initial investment in the PLUS.

Daily Official Settlement Prices of WTI Crude Oil January 1, 2009 through May 30, 2014

WTI crude oil (in U.S. dollars)	High	Low	Period End
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter (through May 30, 2014)	104.37	99.42	102.71

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PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Cash Offer Prices of Copper January 1, 2009 through May 30, 2014

Copper (in U.S. dollars)	High	Low	Period End
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8,242.50	7,539.00	7,582.50
Second Quarter	7,582.50	6,637.50	6,750.50
Third Quarter	7,340.50	6,719.00	7,290.50
Fourth Quarter	7,394.50	6,939.00	7,394.50
2014
First Quarter	7,439.50	6,434.50	6,636.00
Second Quarter (through May 30, 2014)	7,035.00	6,600.00	6,995.50

May 2014	Page 18

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Corn January 1, 2009 through May 30, 2014

Corn (in U.S. cents)	High	Low	Period End
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter	763.50	592.50	592.50
Fourth Quarter	660.50	579.00	646.50
2012
First Quarter	674.00	593.50	644.00
Second Quarter	672.50	551.50	672.50
Third Quarter	831.25	672.50	756.25
Fourth Quarter	773.25	691.50	698.25
2013
First Quarter	741.25	680.25	695.25
Second Quarter	718.00	629.00	679.25
Third Quarter	716.75	441.50	441.50
Fourth Quarter	449.25	412.00	422.00
2014
First Quarter	502.00	412.00	502.00
Second Quarter (through May 30, 2014)	515.75	465.75	465.75

May 2014	Page 19

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Gasoline January 1, 2009 through May 30, 2014

Gasoline (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1.53	1.01	1.40
Second Quarter	2.07	1.37	1.90
Third Quarter	2.07	1.62	1.73
Fourth Quarter	2.07	1.72	2.05
2010
First Quarter	2.31	1.89	2.31
Second Quarter	2.44	1.93	2.06
Third Quarter	2.19	1.85	2.04
Fourth Quarter	2.45	2.04	2.45
2011
First Quarter	3.11	2.34	3.11
Second Quarter	3.46	2.78	3.03
Third Quarter	3.15	2.55	2.63
Fourth Quarter	2.82	2.45	2.69
2012
First Quarter	3.42	2.69	3.39
Second Quarter	3.40	2.55	2.73
Third Quarter	3.34	2.62	3.34
Fourth Quarter	2.96	2.57	2.81
2013
First Quarter	3.20	2.71	3.11
Second Quarter	3.10	2.72	2.75
Third Quarter	3.13	2.62	2.63
Fourth Quarter	2.82	2.50	2.79
2014
First Quarter	3.02	2.60	2.91
Second Quarter (through May 30, 2014)	3.10	2.87	3.00

May 2014	Page 20

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Natural Gas January 1, 2009 through May 30, 2014

Natural gas (in U.S. dollars)	High	Low	Period End
2009
First Quarter	6.07	3.63	3.78
Second Quarter	4.45	3.25	3.84
Third Quarter	4.88	2.51	4.84
Fourth Quarter	5.99	4.25	5.57
2010
First Quarter	6.01	3.84	3.87
Second Quarter	5.19	3.91	4.62
Third Quarter	4.92	3.65	3.87
Fourth Quarter	4.61	3.29	4.41
2011
First Quarter	4.74	3.78	4.39
Second Quarter	4.85	4.04	4.37
Third Quarter	4.55	3.67	3.67
Fourth Quarter	3.93	2.99	2.99
2012
First Quarter	3.10	2.13	2.13
Second Quarter	2.82	1.91	2.82
Third Quarter	3.32	2.61	3.32
Fourth Quarter	3.90	3.31	3.35
2013
First Quarter	4.07	3.11	4.02
Second Quarter	4.41	3.57	3.57
Third Quarter	3.81	3.23	3.56
Fourth Quarter	4.46	3.45	4.23
2014
First Quarter	6.15	4.01	4.37
Second Quarter (through May 30, 2014)	4.83	4.28	4.54

May 2014	Page 21

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Soybeans January 1, 2009 through May 30, 2014

Soybeans (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter	1,564.50	1,361.75	1,564.50
Third Quarter	1,613.25	1,282.75	1,282.75
Fourth Quarter	1,346.50	1,259.25	1,312.50
2014
First Quarter	1,464.00	1,269.25	1,464.00
Second Quarter (through May 30, 2014)	1,530.75	1,451.00	1,493.25

May 2014	Page 22

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Fixing Prices of Palladium January 1, 2009 through May 30, 2014

Palladium (in U.S. dollars)	High	Low	Period End
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter (through May 30, 2014)	838.00	775.00	836.00

May 2014	Page 23

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Platinum January 1, 2009 through May 30, 2014

Platinum (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1,152	898	1,124
Second Quarter	1,275	1,076	1,186
Third Quarter	1,339	1,095	1,287
Fourth Quarter	1,494	1,269	1,461
2010
First Quarter	1,645	1,461	1,645
Second Quarter	1,752	1,492	1,532
Third Quarter	1,662	1,494	1,662
Fourth Quarter	1,786	1,636	1,755
2011
First Quarter	1,858	1,697	1,773
Second Quarter	1,858	1,679	1,722
Third Quarter	1,887	1,511	1,511
Fourth Quarter	1,661	1,354	1,354
2012
First Quarter	1,729	1,354	1,640
Second Quarter	1,659	1,402	1,428
Third Quarter	1,697	1,390	1,668
Fourth Quarter	1,711	1,527	1,527
2013
First Quarter	1,736	1,527	1,576
Second Quarter	1,579	1,317	1,317
Third Quarter	1,546	1,327	1,411
Fourth Quarter	1,477	1,321	1,357
2014
First Quarter	1,484	1,357	1,418
Second Quarter (through May 30, 2014)	1,492	1,394	1,464

May 2014	Page 24

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the date by which the final basket commodity price for all basket commodities has been determined.

Denominations:	$1,000 per PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Use of proceeds and hedging:
The proceeds we receive from the sale of the PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the PLUS borne by you and described on page 2 above comprise the agent’s

May 2014	Page 25

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in any of the basket commodities and in futures and options contracts on any of the basket commodities listed on major securities markets. Such purchase activity could have increased the prices of the basket commodities, and therefore, could have increased the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering

May 2014	Page 26

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.
Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus

May 2014	Page 27

PLUS Based on the Performance of a Basket of Eight Commodities due December 5, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

supplement for Commodity PLUS.
Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Syndicate Information
Issue price	Selling concession	Principal amount of PLUS for any single investor
$1,000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.38	$16.88	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

May 2014	Page 28